Exhibit 99.1

WD-40 Company Reports FIRST Quarter 2014 sales and EARNINGS

SAN DIEGO – January 8, 2014/PR Newswire/ ― WD-40 Company (Nasdaq: WDFC) today reported net sales for the first quarter ended November 30,  2013 of $95.5 million, a slight increase from the first quarter last fiscal year and a record quarter for the company. Net income for the first quarter was $11.5 million, an increase of 5% compared to the prior year fiscal quarter.

Summary

First quarter multi-purpose maintenance products sales, which include the WD-40® and 3-IN-ONE® brands were $83.9 million, up 3% from the prior year fiscal quarter. The multi-purpose maintenance products are considered a primary focus for the Company.  Homecare and cleaning products sales, which include all other brands, were $11.6 million for the first quarter, down 15%.  The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the first quarter were $44.0 million, down 3% compared to the first quarter of the prior fiscal year.  The Europe, Middle East, Africa and India (“EMEA”) segment sales in the first quarter were $36.5 million, up 3%  from the prior year fiscal quarter. Asia-Pacific segment sales were $15.0 million in the first quarter, up 4% from the prior year fiscal quarter.

Diluted earnings per share were $0.74 in the first quarter, compared to $0.69 per share for the same quarter of the prior fiscal year.

"We are pleased with our results in the quarter coming off of a great fiscal year 2013.  While we only had a small increase in sales across the globe due to the timing of promotional activities, the first quarter was the largest sales quarter in our history,” said Garry Ridge, WD-40 Company president and chief executive officer. “We remain confident that the base business we have established along with the continued focus on our revised strategic initiatives will produce solid results for the year.”

Net sales by segment as a percent of total net sales were 46% from the Americas, 38% from EMEA and 16% from Asia-Pacific.

“Sales in the Americas decreased slightly due to declines in the homecare and cleaning products which offset modest growth in multi-purpose maintenance product sales,” Ridge said.  “In Asia-Pacific and EMEA, we had steady growth with some slight fluctuations caused by promotional timing as well as a small impact from foreign currency exchange rates in some of our Asian markets.  During the first quarter, we also began distribution of the WD-40 brand in Albania, bringing the brand’s global reach to 188 countries.”

Gross margin was 52.0% in the first quarter compared to 50.1% in the same quarter of the prior fiscal year.

“We are pleased that we were able to improve our gross margin in the quarter which was in part due to our supply chain improvement initiatives," Ridge said.

Selling, general and administrative expenses were up 5% in the first quarter to $26.7 million compared to the same period last fiscal year. Advertising and sales promotion expenses were down 7% in the first quarter to $5.6 million compared to the same period last fiscal year.

"We expect advertising and sales promotion expenses to remain in line with our historic averages for the remainder of the year,” Ridge said.

The WD-40 Specialist® product line was launched in fiscal year 2012 and during the first quarter of fiscal 2014 distribution was increased by an additional eight countries, including Australia and Turkey.

“Our continued focus on our multi-purpose maintenance products and broadening our product and revenue base has proven successful with the positive growth of the WD-40 Specialist product line and some exciting items we are working on for the 3-IN-ONE brand,” Ridge said. “During the quarter we were also able to maintain modest growth in WD-40 multi-use product sales despite the impacts associated with the timing of promotional activities.”

We continue to maintain the homecare and cleaning products, as these brands continue to generate positive cash flow despite the sales declines, with a portion of the declines stemming from our decision to reduce sales of low margin products within these brands,” Ridge added.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday,  December 10, 2013 a 10% increase in the regular quarterly cash dividend, increasing it from $0.31 per share to $0.34 per share. The dividend is payable on January 31, 2014 to shareholders of record on January 6, 2014.

On June 18, 2013, the board of directors approved a share buy-back plan, which authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015.  During the first quarter of 2014, WD-40 Company acquired $5.2 million in shares under this plan.

Fiscal Year 2014 Guidance

WD-40 Company expects fiscal year 2014 net sales of $383 million to $398 million and net income of $40.5 million to $42.8 million.   We expect diluted earnings per share of $2.65 to $2.80 based on an estimated 15.3 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 51%.  We also expect advertising and promotion expenses of 6.5% to 7.5% of net sales.  This guidance does not include any acquisitions or divestitures, and assumes that foreign currency exchange rates will remain close to 2013 levels.

“Our business continues to be on a solid platform and our tribe works every day to execute our strategic initiatives in order to create a bright future for the company,” Ridge said.  “We are pleased that we were able to increase our dividend to continue to provide our shareholders a positive return.”

More detailed information will be available in WD-40 Company's Form 10-Q which will be filed on January 9, 2014.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of "doer" and "on-the-job" users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products  – under the WD-40® and 3-IN-ONE® brand names.  The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company currently markets its products in 188 countries worldwide and recorded sales of $368.5 million in fiscal year 2013. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$51,419	$53,434
Short-term investments	40,724	37,516
Trade accounts receivable, less allowance for doubtful
accounts of $735 and $540 at November 30, 2013
and August 31, 2013, respectively	56,477	56,878
Inventories	33,790	32,433
Current deferred tax assets, net	5,681	5,672
Other current assets	6,245	6,210
Total current assets	194,336	192,143
Property and equipment, net	9,088	8,535
Goodwill	95,438	95,236
Other intangible assets, net	23,841	24,292
Other assets	2,907	2,858
Total assets	$325,610	$323,064

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,523	$19,693
Accrued liabilities	15,919	16,562
Revolving credit facility	63,000	63,000
Accrued payroll and related expenses	12,192	17,244
Income taxes payable	2,770	1,146
Total current liabilities	112,404	117,645
Long-term deferred tax liabilities, net	24,661	24,011
Deferred and other long-term liabilities	1,943	1,901
Total liabilities	139,008	143,557

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,459,734 and 19,392,979 shares issued at November 30, 2013 and
August 31, 2013, respectively; and 15,274,308 and 15,285,536 shares
outstanding at November 30, 2013 and August 31, 2013, respectively	19	19
Additional paid-in capital	134,275	133,239
Retained earnings	220,758	214,034
Accumulated other comprehensive loss	(444)	(5,043)
Common stock held in treasury, at cost ― 4,185,426 and 4,107,443
shares at November 30, 2013 and August 31, 2013, respectively	(168,006)	(162,742)
Total shareholders' equity	186,602	179,507
Total liabilities and shareholders' equity	$325,610	$323,064

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2013	2012

Net sales	$95,541	$95,264
Cost of products sold	45,868	47,537
Gross profit	49,673	47,727

Operating expenses:
Selling, general and administrative	26,699	25,329
Advertising and sales promotion	5,615	6,067
Amortization of definite-lived intangible assets	592	466
Total operating expenses	32,906	31,862

Income from operations	16,767	15,865

Other income (expense):
Interest income	131	62
Interest expense	(215)	(125)
Other (expense) income, net	(214)	52
Income before income taxes	16,469	15,854
Provision for income taxes	4,987	4,910
Net income	$11,482	$10,944

Earnings per common share:
Basic	$0.75	$0.69
Diluted	$0.74	$0.69

Shares used in per share calculations:
Basic	15,279	15,693
Diluted	15,366	15,807
Dividends declared per common share	$0.31	$0.29

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2013	2012
Operating activities:
Net income	$11,482	$10,944
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,378	1,203
Net gains on sales and disposals of property and equipment	(17)	(9)
Deferred income taxes	(154)	183
Excess tax benefits from settlements of stock-based equity awards	(777)	375
Stock-based compensation	517	619
Unrealized foreign currency exchange gains, net	(1,053)	(210)
Provision for bad debts	215	221
Changes in assets and liabilities:
Trade accounts receivable	2,302	(1,111)
Inventories	(1,088)	(890)
Other assets	117	(613)
Accounts payable and accrued liabilities	(2,580)	646
Accrued payroll and related expenses	(6,720)	981
Income taxes payable	3,052	3,199
Deferred and other long-term liabilities	35	57
Net cash provided by operating activities	6,709	15,595

Investing activities:
Purchases of property and equipment	(1,186)	(527)
Proceeds from sales of property and equipment	95	64
Purchases of short-term investments	(1,282)	(20,928)
Net cash used in investing activities	(2,373)	(21,391)

Financing activities:
Dividends paid	(4,758)	(4,579)
Proceeds from issuance of common stock	1,149	944
Treasury stock purchases	(5,264)	(8,091)
Excess tax benefits from settlements of stock-based equity awards	777	(375)
Net cash used in financing activities	(8,096)	(12,101)
Effect of exchange rate changes on cash and cash equivalents	1,745	613
Net decrease in cash and cash equivalents	(2,015)	(17,284)
Cash and cash equivalents at beginning of period	53,434	69,719
Cash and cash equivalents at end of period	$51,419	$52,435